Exhibit 99.1

[454 LIFE SCIENCES LOGO]	[PYROSEQUENCING LOGO	]

Measuring Life One Genome at a Time

454 Life Sciences Contact:	Pyrosequencing AB Contact:
Richard F. Begley, Ph.D.	Erik Walldén
President and CEO	CEO
info@454.com	erik.wallden@pyrosequencing.com
(877) 890-GNOM	+46 18 56 59 00

FOR IMMEDIATE RELEASE

454 Life Sciences Obtains Exclusive License from Pyrosequencing AB to Next Generation

Sequencing Technology for Whole Genome Applications

Branford, CT and Uppsala, Sweden – August 19, 2003 – 454 Life Sciences, an innovative developer of genome-scale sequencing technologies and a majority-owned subsidiary of CuraGen Corporation (NASDAQ: CRGN), today announced that the Company has obtained an exclusive license for sole use of sequencing by synthesis and pyrophosphate based sequencing for whole genome applications from Pyrosequencing AB(Stockholm: PYRO A), a global technology solutions provider for the Applied Genomics market.

Under the terms of the agreement, the license gives 454 Life Sciences the exclusive right to use this technology in whole genome analysis, while Pyrosequencing AB will retain the rights to its pyrophosphate-based sequencing technology for all applications not related to whole genome activities. This license makes 454 Life Sciences the only company allowed to produce instruments and kits, and provide services that utilize sequencing by synthesis or pyrophosphate based sequencing for whole genome sequencing, such as karyotyping, genotyping and determining sequence-based expression, in the United States, Canada, Europe, Japan, Australia and other countries around the world.

For the five years of exclusive license rights Pyrosequencing will receive a minimum of $4.5 million USD (approximately 36.5 MSEK) in up-front payments and minimum royalties. After year five, 454 Life Sciences has an option to maintain the exclusivity throughout the lifetime of the licensed patents at an additional cost of $0.5 – $1 million USD per year.

Established in 2000, 454 Life Sciences develops technologies and tools to sequence whole genomes using a massively parallel, scalable platform that compresses the time, cost, sample preparation, and space required to determine the nucleotide sequence of whole genomes. The Company’s technology enables a single individual to not only prepare, but also sequence a genome after performing only one sample preparation, irrespective of the size of the genome being investigated.

“Gaining this exclusive license is strategic for us as we broaden our strong intellectual property base and expertise to ensure that 454 Life Sciences maintains its leading position and creates barriers to entry in the whole genome sequencing arena,” stated Richard F. Begley, Ph.D., President and CEO of 454 Life Sciences. “As our technology is the first that was intentionally designed to sequence whole genomes, we are confident that having this license from a technology leader such as Pyrosequencing AB will ensure our first-mover advantage,” added Dr. Begley.

“This agreement with 454 Life Sciences is an important milestone in the rapidly expanding utilization of our Pyrosequencing technology. Renowned in the life science community for its accuracy and high quality data in the analysis of genetic variability and DNA sequences, Pyrosequencing is now being developed for the application area of whole genome sequencing,” said Erik Walldén, CEO of Pyrosequencing. “We are enthusiastic about the unique strength offered by the combination of the accuracy and precision of Pyrosequencing and the massively parallel processing capability provided by 454 Life Sciences. We are particularly happy with this agreement since CuraGen Corporation was one of our very first customers for a PSQ 96 System as early as 1999,” added Mr. Walldén.

- MORE -

About 454 Life Sciences

454 Life Sciences is developing novel technologies for rapidly and comprehensively determining the nucleotide sequence – “whole genome sequencing” – of entire genomes. The Company’s technology is expected to have broad applications in genetic engineering, agriculture, animal health, biodefense, and human health care, including drug discovery and development, and disease diagnosis. 454 Life Sciences is a majority owned subsidiary of CuraGen Corporation (NASDAQ: CRGN). 454 Life Sciences was funded primarily through a private placement from investors including CuraGen Corporation, Quantum Partners, Cooper Hill Partners, LLC, and members of CuraGen’s senior management team. Additional information is available at http://www.454.com.

About Pyrosequencing AB

Pyrosequencing AB develops, manufactures and sells complete solutions for rapid applied genetic analysis based on its proprietary Pyrosequencing™ technology, a broadly applicable DNA sequencing technique. Pyrosequencing is a leader in the global market in Applied Genomics with some 300 systems sold to major pharmaceutical and biotech companies and prestigious research institutions worldwide. An agreement with Corbett Research enables Pyrosequencing to offer a comprehensive product portfolio for applied genetic analysis. Pyrosequencing actively collaborates with industry leaders to develop clinical applications of the technology for disease diagnosis, clinical prognosis and pharmacogenomics testing.

Pyrosequencing products include the bench-top PSQ™96, PSQ™96MA and PSQ™HS 96A Systems, all of which utilize proprietary software and reagent kits, and Rotor-Gene 3000, CAS 1200 and other products from Corbett. Among Pyrosequencing’s customers are AstraZeneca, GlaxoSmithKline, Merck, Schering-Plough, Bristol-Myers Squibb, the National Institutes of Health (NIH), the Centers for Disease Control and Prevention (CDC), the Karolinska Institute, Genzyme Corp., Biogen, Oxagen, NASA, DuPont Agriculture, the Health Protection Agency (HPA), and the Swedish University of Agricultural Sciences. Additional information is available at www.pyrosequencing.com

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a rich pipeline of novel protein, antibody, and small molecule therapeutics in the areas of obesity and diabetes, oncology, inflammation, and central nervous system disorders. CuraGen’s therapeutics are based on internally discovered novel genes from the human genome that are believed to play a role in several important mechanisms underlying disease, including peripheral metabolism, cell proliferation, and anti-angiogenesis. CuraGen has established broad development alliances and its experienced preclinical and clinical teams are rapidly advancing the Company’s rich pipeline of novel products. CuraGen’s expertise in genomics and bioinformatics is now being used to help predict efficacy and safety in clinical trials and to prioritize drug candidates with the highest chance of reaching the market. CuraGen’s technology and expertise have been used by more than a dozen leading companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

This release may contain forward-looking statements that are subject to certain risks and uncertainties, including 454’s mission to develop and commercialize instrument systems, 454’s ability to maintain its leading position and create barriers to entry in the whole genome sequencing arena and 454’s ability to develop new technologies to conduct genomic analyses. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. 454 and CuraGen caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen’s and 454’s expectations that they will incur operating losses in the near future, the early stage of development of CuraGen’s and 454’s products and technologies, uncertainties related to preclinical and clinical testing and trials, uncertainties surrounding the availability of additional funding, CuraGen’s reliance on research collaborations, the actions of competitors and the development of competing technologies, patent infringement claims against 454’s and CuraGen’s products, processes and technologies, 454’s and CuraGen’s ability to protect their patents and proprietary rights and uncertainties relating to commercialization rights.

- MORE -

Certain statements in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “intend,” and “should,” among others. These forward-looking statements are based on Pyrosequencing’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Pyrosequencing notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Such uncertainties and risks include, but are not limited to, risks associated with management of growth and international operations (including the effects of currency fluctuations), variability of operating results, the commercial development of the DNA sequencing and genomics market, nucleic acid-based molecular diagnostics market, and genetic vaccination and gene therapy markets, competition, rapid or unexpected changes in technologies, fluctuations in demand for Pyrosequencing’s products (including seasonal fluctuations), difficulties in successfully adapting the Company’s products to integrated solutions and producing such products, and the Company’s ability to identify and develop new products and to differentiate its products from competitors.

- ### -